Exhibit 99.1

November 2, 2010	Analyst Contact:	Dan Harrison
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Reports Higher Third-quarter 2010 Earnings

TULSA, Okla. – Nov. 2, 2010 – ONEOK, Inc. (NYSE: OKE) today announced third-quarter 2010 earnings of 51 cents per diluted share, compared with 45 cents for the same period last year.  Net income attributable to ONEOK was $55.3 million in the third quarter 2010, compared with $48.0 million for the same period in 2009.

Net income attributable to ONEOK for the nine-month period ended Sept. 30, 2010, was $251.6 million, or $2.34 per diluted share, compared with $212.0 million, or $2.00 per diluted share, for the same period last year.

“All of our businesses are performing well, with our ONEOK Partners segment benefiting from continued volume growth as the result of the $2 billion-plus capital investment program that was completed last year,” said John W. Gibson, ONEOK president and chief executive officer.

“Our distribution segment is benefiting from the new rate design that was implemented in Oklahoma earlier this year.  As anticipated, our energy services segment posted lower quarterly results in a challenging environment and continues to align its contracted natural gas transportation and storage capacity with the needs of its premium-services customers to reduce annual earnings volatility,” he said.

Third-quarter 2010 operating income was $186.9 million, compared with $173.8 million for the third-quarter 2009, as a result of higher net margin in the distribution segment due primarily to new rates in Oklahoma that increase fixed fees, resulting in less volumetric sensitivity and increased revenue in the warmer months; and a gain on the sale of a 49 percent ownership interest in Overland Pass Pipeline Company in the ONEOK Partners segment.

These third-quarter 2010 increases were offset partially by lower natural gas liquids (NGL) optimization margins due to narrower NGL product price differentials between the NGL market centers in Conway, Kan., and Mont Belvieu, Texas, and limited NGL fractionation and transportation capacity available for optimization activities in the ONEOK Partners segment; and lower realized seasonal natural gas storage differentials, net of hedging, and lower marketing margins in the energy services segment.

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

    Third-quarter 2010 operating costs were $203.4 million, compared with $204.6 million in the same period last year, due primarily to lower property taxes associated with the capital projects completed in 2009 and lower costs for outside services in the ONEOK Partners segment; offset partially by the recognition of previously deferred integrity-management program costs in the distribution segment.

Year-to-date 2010 operating income was $702.9 million, compared with $621.6 million for the same period last year.

The increase in year-to-date 2010 results was driven primarily by higher realized seasonal natural gas storage differentials, net of hedging, and higher marketing margins in the energy services segment; higher NGL throughput in the ONEOK Partners segment, primarily from the completion of capital projects in late 2009, and new NGL supply connections; higher net margin in the distribution segment due primarily to new rates in Oklahoma; the gain on the sale of a 49 percent ownership interest in Overland Pass Pipeline Company in the ONEOK Partners segment; higher contracted natural gas transportation capacity on Midwestern Gas Transmission, Viking Gas Transmission and Guardian Pipelines in the ONEOK Partners segment; and higher natural gas and natural gas liquids storage margins, primarily as a result of contract renegotiations in the ONEOK Partners segment.

These year-to-date 2010 increases were offset partially by lower natural gas liquids optimization margins due to limited NGL fractionation and transportation capacity available for optimization activities and narrower NGL product price differentials between the Conway and Mont Belvieu NGL market centers in the ONEOK Partners segment; lower premium-services margins, primarily associated with lower demand fees and managing increased demand to meet customer-peaking requirements due to colder weather in the first quarter 2010, compared with the same period last year, in the energy services segment; and lower natural gas volumes gathered in the ONEOK Partners segment.

Operating costs for the nine-month 2010 period were $610.3 million, compared with $601.7 million in the same period last year, due primarily to the recognition of previously deferred integrity-management program costs in the distribution segment; higher employee-related costs and higher property insurance costs in the ONEOK Partners segment, offset partially by lower property taxes associated with the capital projects completed in 2009 and lower costs for outside services in the ONEOK Partners segment.

> View earnings tables

THIRD-QUARTER 2010 SUMMARY INCLUDES:

•	Operating income of $186.9 million, compared with $173.8 million in the third quarter 2009;
•
ONEOK Partners segment operating income of $160.5 million, which included a $16.3 million gain on the sale of a 49 percent interest in Overland Pass Pipeline Company, LLC to Williams Partners L.P., compared with $144.7 million in the third quarter 2009;

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

•	Distribution segment operating income of $19.6 million, compared with $9.1 million in the third quarter 2009;
•	Energy services segment operating income of $6.9 million, compared with $19.7 million in the third quarter 2009;
•
The ONEOK Partners segment announcing in October $300 million to $355 million in growth projects in its natural gas gathering and processing business, including the construction of the Stateline I plant, a new 100 million cubic feet per day (MMcf/d) natural gas processing facility in the Bakken Shale in the Williston Basin and related NGL infrastructure;

•
The ONEOK Partners segment announcing in July $595 million to $730 million in growth projects in its natural gas liquids business, including the construction of a 525- to 615-mile NGL pipeline with an initial capacity to transport 60,000 barrels per day (bpd) of unfractionated NGLs from the Bakken Shale in the Williston Basin to the Overland Pass Pipeline; an expansion of the capacity of Overland Pass Pipeline to 255,000 bpd; and a 60,000 bpd expansion of fractionation capacity at Bushton, Kan.;

•	The ONEOK Partners segment announcing in July a $36 million investment to increase the capacity of its Sterling I natural gas liquids distribution pipeline by 15,000 bpd;
•	The ONEOK Partners segment receiving $423.7 million in September from Williams Partners L.P. to increase its ownership of Overland Pass Pipeline Company, LLC to 50 percent from 1 percent;
•	ONEOK, on a stand-alone basis, ending the third quarter with no short-term debt, $45.5 million of cash and cash equivalents and $440.3 million of natural gas in storage;
•
Distributions declared on the company’s general partner interest in ONEOK Partners of $30.6 million for the third quarter 2010; distributions declared on the company’s limited partner interest in ONEOK Partners of $47.9 million for the third quarter 2010;

•
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $555.4 million for the nine-month period 2010, which exceeded stand-alone capital expenditures and dividends of $295.9 million by $259.5 million;

•
Increasing the quarterly dividend by 2 cents per share to 48 cents per share, the third increase this year, payable on Nov. 12, 2010, to shareholders of record at the close of business Oct. 29, 2010; and

•
ONEOK announcing the authorization of a three-year stock repurchase program to buy up to $750 million of the company’s issued and outstanding common stock, subject to the limitation that purchases will not exceed $300 million in any one calendar year.

BUSINESS-UNIT RESULTS:

ONEOK Partners

ONEOK Partners’ third-quarter 2010 operating income was $160.5 million, compared with $144.7 million in the same period last year.

Third-quarter 2010 results reflect a $16.3 million gain on the sale of a 49 percent ownership interest in Overland Pass Pipeline Company; and a $3.8 million increase due to higher

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

NGL throughput, primarily from the completion of capital projects in 2009, as well as new NGL supply connections in the natural gas liquids business.

These increases were offset by a $9.9 million decrease in optimization margins in the natural gas liquids business due to narrower NGL product price differentials between the Conway and Mont Belvieu NGL market centers and limited NGL fractionation and transportation capacity available for optimization activities.

Additional NGL fractionation capacity, which benefits optimization activities, became available on Sept. 1, 2010, when a contract at the partnership’s Mont Belvieu, Texas, fractionator expired.  Additional capacity also will become available when a 60,000 bpd fractionation services agreement with Targa Resources Partners begins in the second quarter 2011.  The expansion of the Sterling I NGL distribution pipeline, expected to be completed in the second half of 2011, will enable the transportation of additional NGL purity products to the Gulf Coast market.

Third-quarter 2010 operating costs were $97.8 million, compared with $105.1 million in the third quarter 2009.  The decrease was due primarily to lower property taxes associated with the capital projects completed in 2009 and lower costs for outside services.

Operating income for the nine-month 2010 period was $426.6 million, compared with $394.4 million in the same period a year earlier.

Nine-month 2010 results reflect a $49.2 million increase due to increased NGL throughput, primarily from the completion of its capital projects, as well as new NGL supply connections and a $16.3 million gain on the sale of a 49 percent ownership interest in Overland Pass Pipeline Company in its natural gas liquids business; an $11.3 million increase as a result of higher contracted natural gas transportation capacity on Midwestern Gas Transmission, Viking Gas Transmission and Guardian Pipelines in its natural gas pipelines business; a $10.8 million increase from higher storage margins, primarily as a result of contract renegotiations in its natural gas pipelines and natural gas liquids businesses; and a $5.6 million increase from the impact of higher natural gas prices on retained fuel in its natural gas pipelines business.

These nine-month 2010 increases were offset partially by a $39.5 million decrease in optimization margins due to limited NGL fractionation and transportation capacity available for optimization activities and narrower NGL product price differentials between the Conway and Mont Belvieu NGL market centers in its natural gas liquids business, compared with the same period last year; and a $5.3 million decrease from lower natural gas volumes gathered, primarily in the Powder River Basin, in the natural gas gathering and processing business.

Nine-month 2010 operating costs were $292.1 million, compared with $295.1 million in the same period a year earlier, due primarily to lower property taxes associated with the capital projects completed in 2009 and lower costs for outside services, offset partially by higher property insurance costs and higher employee-related costs.

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

Depreciation and amortization expense was $43.8 million in the third quarter 2010, compared with $41.9 million in the same period in 2009.  For the nine-month 2010 period, depreciation and amortization expense was $131.7 million, compared with $121.8 million in the same period in 2009.  The increases were primarily associated with the partnership’s completed capital projects in 2009.

Equity earnings from investments were $29.4 million in the third quarter 2010, compared with $20.1 million in the same period in 2009.  Nine-month 2010 equity earnings from investments were $71.2 million, compared with $55.5 million in the same period last year.  The increases were due primarily to increased contracted capacity on Northern Border Pipeline, of which ONEOK Partners owns 50 percent.

Allowance for equity funds used during construction for the third quarter 2010 was $0.3 million, compared with $7.3 million in the same period last year.  Allowance for equity funds used during construction for the nine-month 2010 period was $0.7 million, compared with $25.8 million in the same period last year.  These decreases were due primarily to the completion of capital projects last year in the ONEOK Partners segment.

Distribution

The distribution segment reported operating income of $19.6 million in the third quarter 2010, compared with $9.1 million in the third quarter 2009.

Third-quarter 2010 results reflect an $18.0 million increase from new rates in Oklahoma that increase fixed fees, resulting in less volumetric sensitivity and increased revenue in the warmer months; and a $1.0 million increase in transportation revenues.

Natural gas volumes sold by the segment’s regulated operations were lower in the third quarter 2010, compared with the same period last year, due to reduced sales to lower margin wholesale customers in Kansas.

Operating costs in the third quarter 2010 were $98.4 million, compared with $92.5 million in the same period last year, due primarily to the recognition of previously deferred integrity-management program costs in Oklahoma that are recovered in revenues and increased costs for outside services.

Operating income for the nine-month 2010 period was $165.7 million, compared with $140.0 million in the same period in 2009.

Nine-month 2010 results improved due primarily to a $35.6 million increase from new rates in Oklahoma; a $4.6 million increase in rider and surcharge recoveries in Kansas and Oklahoma; a $2.9 million increase due to higher natural gas sales, primarily in the first quarter of this year; a $2.6 million increase from capital-recovery mechanisms in Kansas; and a $2.6 million increase in transportation margins.  These increases were offset partially by a $5.9

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

million decrease in retail marketing margins associated primarily with reduced customer risk-management services.

Residential volumes increased for the nine months ended Sept. 30, 2010, compared with the same period last year, due to colder temperatures across the segment’s entire service territory in the first quarter 2010.

Operating costs were $296.4 million for the nine months of 2010, compared with $285.1 million for the same period last year.  The operating cost increase includes the recognition of previously deferred integrity-management program costs in Oklahoma and increased costs for outside services, offset partially by lower employee-related costs.

Energy Services

The energy services segment reported third-quarter 2010 operating income of $6.9 million, compared with $19.7 million in the same period in 2009.

Third-quarter results reflect an $8.7 million decrease due to lower realized seasonal natural gas storage differentials, net of hedging, and lower marketing margins, offset partially by a decrease in storage expense due to lower contracted storage capacity; a $3.2 million decrease in premium-services margins, primarily associated with lower demand fees; and a $3.1 million decrease in natural gas transportation margins, net of hedging.  These decreases were offset partially by a $2.4 million increase in financial trading margins.

Third-quarter 2010 operating costs were $7.0 million, compared with $6.8 million in the same period last year.

Operating income for the nine-month 2010 period was $110.9 million, compared with operating income of $85.9 million in the same period in 2009, reflecting a $57.0 million increase due primarily to higher realized seasonal storage differentials, net of hedging, and higher marketing margins and a $2.2 million increase in financial trading margins.

These increases were offset partially by a $28.5 million decrease in premium-services margins, associated primarily with lower demand fees and managing increased demand to meet customer-peaking requirements due to colder weather in the first quarter 2010, compared with the same period last year; and a $6.4 million decrease in transportation margins, net of hedging, due primarily to narrower realized Mid-Continent-to-Gulf-Coast location differentials.

Operating costs for the nine-month 2010 period were $21.0 million, compared with $21.8 million in the same period last year.

At Sept. 30, 2010, total natural gas in storage was 65.4 billion cubic feet (Bcf), compared with 79.4 Bcf a year earlier.  Total natural gas storage capacity under lease was 76.6 Bcf at the end of the third quarter 2010, compared with 82.8 Bcf in the same period in 2009.

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2010	2009	2010	2009
	(Millions of dollars)
Marketing, storage and transportation, gross	$57.6	$79.8	$272.6	$266.4
Storage and transportation costs	45.9	53.1	145.8	161.7
Marketing, storage and transportation, net	11.7	26.7	126.8	104.7
Financial trading, net	2.4	-	5.6	3.4
Net margin	$14.1	$26.7	$132.4	$108.1

EARNINGS GUIDANCE:

ONEOK reaffirmed its 2010 net income guidance that was updated on Sept. 30, 2010, to be in the range of $320 million to $335 million, compared with its previous range of $300 million to $335 million.  Additional information is available in Exhibit A in the guidance tables on the ONEOK website.

In October, ONEOK announced that as a result of ONEOK Partners’ growth and the continued strong performance of the distribution and energy services segments, ONEOK expects average annual net income growth of 8-10 percent, to increase its dividend by 50-60 percent and to generate $150 million to $200 million a year in stand-alone cash flow, before changes in working capital, after payment of dividends and stand-alone capital expenditures, for 2011-2013.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, Nov. 3, 2010, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 866-238-1641, pass code 1488606, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days.  A recording will be available by phone for seven days.   The playback call may be accessed at 866-837-8032, pass code 1488606.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/OKE_Q3_2010_Earnings_Release_TABLES_ONLY.ashx

NON-GAAP FINANCIAL MEASURE:

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

ONEOK has disclosed in this news release a stand-alone cash flow, before changes in working capital, amount that is a non-GAAP financial measure.  Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance.  Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes net of the change in taxes receivable and certain other items.

The non-GAAP financial measure described above is useful to investors because the measurement is used as a measurement of financial performance of the company’s fundamental business activities.  ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income.  Additionally, this calculation may not be comparable with similarly titled measures of other companies.  A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, and authorized rates of recovery of gas and gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude  oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC and the Pipeline and Hazardous Materials Safety Administration;

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	adverse labor relations;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

•
the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the United States economy, including liquidity risks in United States credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in our Quarterly Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.  OKE-FE

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ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2010	2009	2010	2009
	(Thousands of dollars, except per share amounts)

Revenues	$2,942,703	$2,364,736	$9,673,802	$7,382,190
Cost of sales and fuel	2,491,333	1,912,882	8,145,035	5,946,499
Net margin	451,370	451,854	1,528,767	1,435,691
Operating expenses
Operations and maintenance	183,893	179,678	542,643	526,271
Depreciation and amortization	77,234	72,318	230,600	215,693
General taxes	19,465	24,900	67,643	75,388
Total operating expenses	280,592	276,896	840,886	817,352
Gain (loss) on sale of assets	16,126	(1,180)	15,068	3,246
Operating income	186,904	173,778	702,949	621,585
Equity earnings from investments	29,390	20,054	71,182	55,464
Allowance for equity funds used during construction	266	7,290	748	25,761
Other income	6,710	8,950	4,966	18,554
Other expense	(2,097)	(995)	(5,338)	(6,338)
Interest expense	(70,907)	(72,689)	(222,788)	(224,042)
Income before income taxes	150,266	136,388	551,719	490,984
Income taxes	(29,965)	(34,080)	(158,324)	(143,777)
Net income	120,301	102,308	393,395	347,207
Less: Net income attributable to noncontrolling interests	65,006	54,266	141,837	135,201
Net income attributable to ONEOK	$55,295	$48,042	$251,558	$212,006

Earnings per share of common stock
Net earnings per share, basic	$0.52	$0.46	$2.37	$2.01
Net earnings per share, diluted	$0.51	$0.45	$2.34	$2.00

Average shares of common stock (thousands)
Basic	106,443	105,420	106,310	105,306
Diluted	107,651	106,488	107,415	106,061

Dividends declared per share of common stock	$0.46	$0.42	$1.34	$1.22

ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2010	2009
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$50,483	$29,399
Accounts receivable, net	858,819	1,437,994
Gas and natural gas liquids in storage	703,677	583,127
Commodity imbalances	98,274	186,015
Energy marketing and risk management assets	99,180	113,039
Other current assets	178,343	238,890
Total current assets	1,988,776	2,588,464

Property, plant and equipment
Property, plant and equipment	9,629,389	10,145,800
Accumulated depreciation and amortization	2,490,417	2,352,142
Net property, plant and equipment	7,138,972	7,793,658

Investments and other assets
Goodwill and intangible assets	1,024,810	1,030,560
Energy marketing and risk management assets	9,956	23,125
Investments in unconsolidated affiliates	1,194,087	765,163
Other assets	573,152	626,713
Total investments and other assets	2,802,005	2,445,561
Total assets	$11,929,753	$12,827,683

ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2010	2009
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$643,231	$268,215
Notes payable	326,385	881,870
Accounts payable	885,017	1,240,207
Commodity imbalances	235,983	394,971
Energy marketing and risk management liabilities	36,774	65,162
Other current liabilities	469,551	488,487
Total current liabilities	2,596,941	3,338,912

Long-term debt, excluding current maturities	3,692,043	4,334,204

Deferred credits and other liabilities
Deferred income taxes	1,127,023	1,037,665
Energy marketing and risk management liabilities	2,045	8,926
Other deferred credits	616,306	662,514
Total deferred credits and other liabilities	1,745,374	1,709,105

Commitments and contingencies

Equity
ONEOK shareholders' equity:
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 122,725,272 shares and outstanding
106,466,921 shares at September 30, 2010; issued 122,394,015 shares and
outstanding 105,906,776 shares at December 31, 2009	1,227	1,224
Paid-in capital	1,382,657	1,322,340
Accumulated other comprehensive loss	(90,268)	(118,613)
Retained earnings	1,794,842	1,685,710
Treasury stock, at cost: 16,258,351 shares at September 30, 2010 and
16,487,239 shares at December 31, 2009	(673,979)	(683,467)
Total ONEOK shareholders' equity	2,414,479	2,207,194

Noncontrolling interests in consolidated subsidiaries	1,480,916	1,238,268

Total equity	3,895,395	3,445,462
Total liabilities and equity	$11,929,753	$12,827,683

ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(Unaudited)	2010	2009
	(Thousands of dollars)
Operating activities
Net income	$393,395	$347,207
Depreciation and amortization	230,600	215,693
Allowance for equity funds used during construction	(748)	(25,761)
Gain on sale of assets	(15,068)	(3,246)
Equity earnings from investments	(71,182)	(55,464)
Distributions received from unconsolidated affiliates	69,889	56,896
Deferred income taxes	94,997	72,199
Share-based compensation expense	15,949	15,233
Other	3,853	701
Changes in assets and liabilities:
Accounts receivable	567,141	532,950
Gas and natural gas liquids in storage	(158,873)	192,398
Accounts payable	(363,285)	(347,374)
Commodity exchange imbalances, net	(71,840)	(10,388)
Energy marketing and risk management assets and liabilities	118,319	84,379
Fair value of firm commitments	(91,575)	198,516
Other assets and liabilities	38,459	(3,002)
Cash provided by operating activities	760,031	1,270,937
Investing Activities
Contributions to unconsolidated affiliates	(1,313)	(46,070)
Distributions received from unconsolidated affiliates	9,342	26,192
Capital expenditures (less allowance for equity funds used during construction)	(356,289)	(614,757)
Proceeds from sale of assets	424,740	10,507
Other	2,968	2,569
Cash provided by (used in) investing activities	79,448	(621,559)
Financing Activities
Borrowing (repayment) of notes payable, net	(555,485)	(576,000)
Borrowing (repayment) of notes payable with maturities over 90 days	-	(870,000)
Issuance of debt, net of discounts	-	498,325
Long-term debt financing costs	-	(4,000)
Payment of debt	(259,648)	(111,506)
Repurchase of common stock	(5)	(252)
Issuance of common stock	9,357	6,739
Issuance of common units, net of discounts	322,701	241,643
Dividends paid	(142,426)	(128,467)
Distributions to noncontrolling interests	(192,889)	(163,738)
Cash used in financing activities	(818,395)	(1,107,256)
Change in cash and cash equivalents	21,084	(457,878)
Cash and cash equivalents at beginning of period	29,399	510,058
Cash and cash equivalents at end of period	$50,483	$52,180

ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2010	2009	2010	2009
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$286.0	$292.9	$835.3	$808.4
Operating costs	$97.8	$105.1	$292.1	$295.1
Depreciation and amortization	$43.8	$41.9	$131.7	$121.8
Operating income	$160.5	$144.7	$426.6	$394.4
Equity earnings from investments	$29.4	$20.1	$71.2	$55.5
Natural gas gathered (BBtu/d) (a)	1,046	1,100	1,075	1,131
Natural gas processed (BBtu/d) (a)	669	664	674	658
Natural gas transportation capacity contracted (MDth/d) (b)	5,460	5,712	5,627	5,412
Transportation capacity subscribed	84%	86%	87%	82%
Residue gas sales (BBtu/d) (a)	292	297	286	291
NGL sales (MBbl/d)	449	382	443	388
NGLs fractionated (MBbl/d)	500	496	505	458
NGLs transported-gathering lines (MBbl/d)	436	385	452	358
NGLs transported-distribution lines (MBbl/d)	455	446	468	451
Capital expenditures	$104.1	$169.4	$202.8	$491.3
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.10	$0.15	$0.11	$0.12
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.87	$0.89	$0.92	$0.87
Realized condensate net sales price ($/Bbl) (a) (c)	$65.14	$86.90	$63.61	$76.75
Realized residue gas net sales price ($/MMBtu) (a) (c)	$5.60	$3.34	$5.43	$3.37
Realized gross processing spread ($/MMBtu) (a)	$5.67	$6.54	$5.97	$6.41
(a) - Statistics relate to ONEOK Partners’ natural gas gathering and processing business.
(b) - Unit of measure converted from MMcf/d in the third-quarter 2010. Prior periods have been recast to reflect this change.
(c) - Presented net of the impact of hedging activities and includes equity volumes only.

Distribution
Net margin	$150.8	$131.5	$559.1	$516.9
Operating costs	$98.4	$92.5	$296.4	$285.1
Depreciation and amortization	$32.8	$29.9	$97.0	$92.3
Operating income	$19.6	$9.1	$165.7	$140.0
Capital expenditures	$67.4	$33.6	$145.7	$110.9
Natural gas volumes (Bcf)
Gas sales	14.4	15.6	116.2	111.2
Transportation	42.8	43.4	153.1	146.8
Natural gas margins
Gas sales	$121.7	$103.3	$462.2	$419.6
Transportation	$19.0	$17.8	$67.1	$63.5

Energy Services
Net margin	$14.1	$26.7	$132.4	$108.1
Operating costs	$7.0	$6.8	$21.0	$21.8
Depreciation and amortization	$0.2	$0.1	$0.5	$0.4
Operating income	$6.9	$19.7	$110.9	$85.9
Natural gas marketed (Bcf)	224	254	693	840
Natural gas gross margin ($/Mcf)	$0.07	$0.11	$0.20	$0.13
Physically settled volumes (Bcf)	470	523	1,414	1,698

ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$161	$-	$161
Distribution	20	-	-	20
Energy Services	7	-	-	7
Other	(1)	-	-	(1)
Operating income	26	161	-	187
Equity in earnings of ONEOK Partners	77	-	(77)	-
Equity in earnings from investments	-	29	-	29
Other income (expense)	2	3	-	5
Interest expense	(22)	(49)	-	(71)
Income taxes	(28)	(2)	-	(30)
Net income	55	142	(77)	120
Less: Net income attributable to noncontrolling interests	-	-	65	65
Net income attributable to ONEOK	$55	$142	$(142)	$55

	Nine Months Ended September 30, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$427	$-	$427
Distribution	166	-	-	166
Energy Services	111	-	-	111
Other	(1)	-	-	(1)
Operating income	276	427	-	703
Equity in earnings of ONEOK Partners	189	-	(189)	-
Equity in earnings from investments	-	71	-	71
Other income (expense)	(1)	1	-	-
Interest expense	(66)	(157)	-	(223)
Income taxes	(146)	(12)	-	(158)
Net income	252	330	(189)	393
Less: Net income attributable to noncontrolling interests	-	-	141	141
Net income attributable to ONEOK	$252	$330	$(330)	$252

ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$145	$-	$145
Distribution	9	-	-	9
Energy Services	20	-	-	20
Other	-	-	-	-
Operating income	29	145	-	174
Equity in earnings of ONEOK Partners	68	-	(68)	-
Equity earnings from investments	-	20	-	20
Other income (expense)	3	12	-	15
Interest expense	(23)	(50)	-	(73)
Income taxes	(29)	(5)	-	(34)
Net income	48	122	(68)	102
Less: Net income attributable to noncontrolling interests	-	-	54	54
Net income attributable to ONEOK	$48	$122	$(122)	$48

	Nine Months Ended September 30, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$394	$-	$394
Distribution	140	-	-	140
Energy Services	86	-	-	86
Other	2	-	-	2
Operating income	228	394	-	622
Equity in earnings of ONEOK Partners	184	-	(184)	-
Equity earnings from investments	-	56	-	56
Other income (expense)	5	32	-	37
Interest expense	(72)	(152)	-	(224)
Income taxes	(133)	(11)	-	(144)
Net income	212	319	(184)	347
Less: Net income attributable to noncontrolling interests	-	-	135	135
Net income attributable to ONEOK	$212	$319	$(319)	$212

ONEOK Reports Higher Third-quarter 2010 Earnings
November 2, 2010

ONEOK, Inc. and Subsidiaries
REGULATION G GAAP RECONCILIATION
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Nine Months Ended
(Unaudited)	September 30, 2010
(Millions of dollars)
Net income	$393.4
Net income attributable to noncontrolling interests	(141.8)
Equity in earnings of ONEOK Partners	(189.0)
Distributions received from ONEOK Partners	225.3
Depreciation and amortization	98.9
Deferred income taxes, net of the change in taxes receivable	148.8
Other	19.8
Cash flow, before changes in working capital	$555.4